EXHIBIT 99.1

First Financial Bancorp Reports Third Quarter 2008 Results

▪	Net income of $5.7 million and earnings per diluted share of $0.15
-	Net income of $7.9 million and earnings per diluted share of $0.21, excluding the impact of a $2.2 million after-tax loss related to government sponsored entity preferred stock holdings
▪	Nonperforming loans and net charge-offs improve from the second quarter of 2008
▪	Capital levels remain strong and continue to exceed regulatory well-capitalized requirement
▪	Continued growth in commercial lending
▪	Expansion in new and existing markets

Cincinnati, Ohio - October 29, 2008 -- First Financial Bancorp (Nasdaq: FFBC) announced today results for the three months and nine months ended September 30, 2008. Third quarter 2008 net income was $5.7 million, and earnings per diluted share were $0.15. This compares with second quarter 2008 net income and earnings per diluted share of $7.8 million and $0.21, respectively, and third quarter 2007 net income and earnings per diluted share of $8.4 million and $0.22, respectively. Year-to-date 2008, net income was $20.9 million, and earnings per diluted share were $0.56. This compares with year-to-date 2007 net income and earnings per diluted share of $25.0 million and $0.64, respectively.

Third quarter 2008 net income includes a $2.2 million after-tax loss related to the company’s investment in 200,000 Federal Home Loan Mortgage Corporation (FHLMC) perpetual preferred series V shares. This loss is a result of the decline in market value of the shares following the September 7, 2008 announcement by the U.S. Treasury, the Federal Reserve, and the Federal Housing Finance Agency (FHFA) that the FHFA was placing FHLMC under conservatorship and would eliminate the dividends on its common and preferred shares. Excluding this loss, third quarter 2008 net income and earnings per diluted share were $7.9 million, and $0.21, respectively, and year-to-date 2008 net income and earnings per diluted share were $23.1 million and $0.62, respectively.

Third quarter 2008 return on average assets was 0.66%. Year-to-date 2008 return on average assets was 0.83%, compared with 1.01% for 2007’s comparable period. Third quarter 2008 return on average shareholders’ equity was 8.24%, compared with 11.26% for the second quarter 2008, and 12.03% for the third quarter of 2007. Year-to-date 2008 return on average shareholders’ equity was 10.05%, compared with 11.86% for 2007’s comparable period.

Excluding the loss related to the FHLMC preferred stock holdings, third quarter 2008 return on average assets and return on average shareholders’ equity was 0.90% and 11.35%, respectively; and year-to-date 2008 return on average assets and return on average shareholders’ equity was 0.92% and 11.16%, respectively.

Commenting on the company’s results, Claude Davis, First Financial Bancorp’s President and Chief Executive Officer said, “We reported solid third quarter and year-to-date 2008 results in a volatile and challenging economic environment. Our credit quality performance in the third quarter was consistent with our expectations and reflects our discipline of originating loans within our footprint, strong underwriting policies, and proactive management of resolution strategies for problem credits.

“While we remain highly focused on credit quality, balance sheet management, and capital, we are also continuing to grow within our existing and new markets,” added Mr. Davis. “Recently, we further expanded our presence with a new commercial lending team in Indianapolis, Indiana, and a new business office and retail banking center in the Dayton, Ohio, suburb of Kettering. Construction is currently underway on two new retail banking centers - one in Crown Point, Indiana, and the other in the Cincinnati, Ohio, suburb of Madeira. These new locations are part of our corporate plan, underscore our commitment to the communities we serve, and will contribute to the long-term growth of the company.”

DETAILS OF RESULTS

Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted.

CREDIT QUALITY
Credit quality trends have remained relatively consistent over the past five quarters. Total nonperforming assets as a percent of total assets have ranged from a low of 51 basis points to a high of 55 basis points, and annualized net charge-offs to average loans and leases have been within the company’s expected range, with a low of 23 basis points and a high of 40 basis points.

Delinquency trends have also remained relatively stable over the past five quarters with total loans 30 to 89 days past due at September 30, 2008, of $22.3 million or 0.84% of period end loans, consistent with $22.1 million or 0.83% at June 30, 2008. Management closely monitors these trends and ratios and considers the current level of delinquent loans consistent with its expectation of the total loan portfolio’s behavior.

At September 30, 2008, the commercial real estate and real estate construction loan portfolios totaled $1.0 billion, or 38.1% of total loans, including $152.5 million, or 5.7% of total loans for commercial real estate construction, and $51.3 million, or 1.9% of total loans, for residential construction, land acquisition, and development. First Financial closely monitors the status of all residential construction and land development projects and works proactively with borrowers throughout all stages of the lending relationship.

Over the past five quarters both the home equity net charge-off ratio and ratio of nonaccrual home equity loans to total home equity loans have been below 50 basis points, excluding a few large home equity loan charge-offs in the first and second quarters of 2008 that the company believes were unusual in terms of individual charge-off size. Year-to-date 2008 annualized net charge-offs were 39 basis points of average loans and leases, of which approximately 5 basis points were related to the larger home equity charge-offs recorded earlier this year. The net charge-off level for home equity loans returned to its lower historical level in the third quarter of 2008, and although the company continues to actively monitor its home equity portfolio, it may experience some volatility in future quarters.

Other real estate owned had a net increase of $0.8 million during the third quarter of 2008 from the second quarter of 2008, primarily as a result of net additions from residential lending.

The table below presents First Financial’s key credit quality metrics for the periods ended September 30, 2008, June 30, 2008 and September 30, 2007.

	($ in thousands)
	September 30, 2008	June 30, 2008	September 30, 2007
Total Nonperforming Loans	$14,038	$15,366	$13,716
Total Nonperforming Assets	$18,648	$19,129	$16,840

Nonperforming Assets as a % of:
Period-End Loans, Plus Other Real Estate Owned	0.70%	0.71%	0.65%
Total Assets	0.53%	0.55%	0.51%

Nonperforming Loans as a % of Total Loans	0.53%	0.57%	0.53%

Allowance for Loan & Lease Losses	$30,353	$29,580	$29,136
Allowance for Loan & Lease Losses as a % of:
Period-End Loans	1.14%	1.11%	1.12%
Nonaccrual Loans	219.5%	199.7%	221.7%
Nonperforming Loans	216.2%	192.5%	212.4%

Total Net Charge-Offs	$2,446	$2,631	$1,482
Annualized Net-Charge-Offs as a % of Average
Loans & Leases	0.36%	0.40%	0.23%

First Financial’s credit quality continues to be favorably impacted by the 2005 decision to shift away from certain low-margin consumer-based lending, including the decision to discontinue the origination of residential real estate loans for retention on the balance sheet. It is also important to note that First Financial does not participate in high risk mortgage lending, including the origination of sub-prime residential real estate loans.

The allowance for loan and lease losses as a percent of period-end loans is based on the estimated potential losses inherent in the loan portfolio in today’s economic environment. The company believes that the $30.4 million allowance for loan and lease losses at September 30, 2008, 1.14% of period end loans, is adequate to absorb probable credit losses inherent in its lending portfolio. Overall credit coverage ratios remained strong, with the allowance for loan and lease losses as a percent of nonaccrual and nonperforming loans at 219.47% and 216.22%, respectively. A large percentage of nonperforming loans are secured by real estate, and this collateral has been appropriately considered in establishing the allowance for loan and lease losses. While First Financial’s credit trends have remained relatively consistent over the past several quarters and the company believes that it is well-positioned to handle the challenging economic environment and avoid many of the troublesome areas facing the financial services industry, the possibility exists that the company could experience higher credit costs over the next several quarters.

For further details on the quarter-over-quarter and year-to-date changes in credit quality, please see the attached Credit Quality schedule.

CAPITAL MANAGEMENT
All regulatory capital ratios exceeded the amounts necessary to be classified as “well capitalized” at September 30, 2008. In addition, total regulatory capital exceeded the “minimum” requirement by approximately $80.8 million, on a consolidated basis. At September 30, 2008, First Financial’s regulatory capital ratios were:
▪	Leverage ratio of 7.95%.
▪	Tier 1 capital ratio of 9.80%.
▪	Total capital ratio of 10.89%.

Average tangible equity as a percent of average tangible assets was 7.18% at September 30, 2008, compared with 7.50% at June 30, 2008, and 7.53% at September 30, 2007. The reduction in the average tangible equity ratio has been primarily due to the growth in total average assets.

First Financial Bank, N.A., the subsidiary bank, regulatory capital ratios at September 30, 2008 were:
▪	Leverage ratio of 8.86%.
▪	Tier 1 ratio of 10.94%.
▪	Total capital ratio of 12.30%.

Late in the third quarter of 2008, First Financial took steps to further manage the risk profile of its balance sheet by securitizing $58.5 million in residential mortgage loans into agency guaranteed, mortgage-backed securities collateralized by those loans. This resulted in a reduction in credit risk on the balance sheet and a lower regulatory risk weighting for those assets. The assets remain on the balance sheet, but are now accounted for as investment securities available-for-sale rather than residential real estate loans. This securitization resulted in First Financial recognizing a servicing asset of approximately $0.3 million related to the company’s contractual right to service the securitized loans. This mortgage servicing right will be amortized over the period of net servicing income, which is estimated to be sixty months.

First Financial is also evaluating the merits of a sale-leaseback transaction involving certain of its properties. Sale-leaseback transactions have been utilized in the financial services industry as a means to generate higher levels of earning assets by redeploying the current value of real estate. Additionally, a sale-leaseback transaction may provide regulatory capital relief, depending on the risk weighting of the replacement assets. The portfolio under review includes a maximum of 47 of the company’s retail banking locations. A typically structured transaction would result in First Financial selling the properties and simultaneously entering into long-term operating leases. Should the company decide to pursue this strategy, there would be no disruption of services to clients or impact on staff.

The U.S. Treasury Department, working with the Federal Reserve Board, recently announced the Troubled Asset Relief Program (TARP), including the Capital Purchase Program (CPP), both which are intended to stabilize the financial services industry. First Financial is currently analyzing the potential advantages of participating in these programs.

NET INTEREST INCOME & NET INTEREST MARGIN

	($ in thousands)
	Three Months ended			Nine Months ended

	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net Interest Income	$29,410	$28,414	$29,417	$86,073	$89,421
Net Interest Margin	3.68%	3.72%	3.88%	3.72%	3.99%
Net Interest Margin
(fully tax equivalent)	3.73%	3.78%	3.95%	3.79%	4.07%

Overall declines in net interest income and the net interest margin are primarily the result of actions taken by the Federal Reserve to address deteriorating economic conditions. Specifically, the federal funds rate has declined 375 basis points over the past twelve months, which has led to a decline in most market interest rates and negatively impacted the company’s asset sensitive balance sheet. Earning asset growth in the commercial, commercial real estate, and construction loan portfolios, as well as growth in the investment securities portfolio, has partially offset the effects of the decline in market interest rates on net interest income.

Third quarter 2008 net interest income increased from the second quarter of 2008 primarily due to the 14.5% growth in the investment portfolio over the same time period and disciplined pricing on deposits, which substantially offset the impact on loan yields from the decline in market interest rates. The linked-quarter decline in the net interest margin reflects a 7 basis point negative impact from the increase in earnings assets related primarily to the investment portfolio.

Third quarter 2008 net interest income was relatively flat with third quarter 2007 net interest income. Loan growth and growth in the investment portfolio, combined with the continued shift from time deposits to transaction-based accounts partially offset the impact from the decline in overall market interest rates.

Net interest income for the nine months ended September 30, 2008 declined $3.3 million or 3.7% from 2007’s comparable period primarily as a result of decreasing market interest rates, offset by loan growth and growth in the investment portfolio, as well as a shift in deposit balances from higher cost certificates of deposit to lower cost transaction-based accounts.

During the third quarter of 2008, First Financial entered into a $50.0 million two-year interest rate swap to hedge the risk of overall changes in cash flows on a designated prime-based loan portfolio. The execution of this receive fixed/pay floating instrument is consistent with the company’s risk management objective and strategy to reduce exposure to variability in cash flows relating to its variable-rate assets. This interest rate swap will effectively fix the company’s interest rate on $50.0 million of loans at 5.88%.

For further details on the quarter-over-quarter and year-to-date changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.

NONINTEREST INCOME
▪	Third quarter 2008 noninterest income was $10.5 million, compared with $13.7 million in the second quarter of 2008, and $14.5 million in the third quarter of 2007.
▪	Excluding the $3.4 million loss related to the FHLMC perpetual preferred stock holdings, third quarter 2008 noninterest income was $13.9 million.
▪	Year-to-date 2008 noninterest income was $39.1 million, compared with $43.3 million in 2007’s comparable period.
▪	Excluding the $3.6 million year-to-date 2008 loss related to the FHLMC perpetual preferred stock holdings, year-to-date 2008 noninterest income was $42.7 million.

Excluding the loss related to the FHLMC perpetual preferred stock holdings, third quarter 2008 noninterest income was relatively unchanged from the second quarter of 2008, and approximately $0.6 million lower than 2007’s third quarter. Third quarter 2008 service charges on deposits increased $0.4 million from the second quarter of 2008, offsetting a $0.3 million decline in investment advisory fees and lower brokerage revenue. 2007’s third quarter included a $0.4 million gain from the sale of investment securities. Excluding this gain, third quarter 2008 noninterest income declined by $0.2 million from the third quarter of 2007. This decline was attributable to a $0.3 million decrease in investment advisory and trust fees in 2008’s third quarter due to lower equity market values as a result of overall market declines. Assets under management by the company's wealth management division have declined approximately $100.0 million, or 5.0% since June 30, 2008.

Noninterest income for the nine months ended September 30, 2008 declined $4.2 million from 2007’s comparable period. In addition to the $3.6 million year-to-date 2008 loss related to the FHLMC perpetual preferred stock holdings, year-to-date 2008 noninterest income also included a first quarter $1.6 million gain associated with the partial redemption of Visa Inc. common shares. 2007’s comparable period included a $1.1 million gain on the sale of residential mortgage servicing rights, and a $0.4 million gain on the sale of investment securities. Excluding these items, year-to-date 2008 noninterest income declined $0.8 million from 2007’s comparable period, primarily due to lower earnings on banked-owned life insurance.

NONINTEREST EXPENSE
▪	Third quarter 2008 noninterest expense was $28.3 million, compared with $28.0 million in the second quarter of 2008, and $28.7 million in the third quarter of 2007.
▪	Year-to-date 2008 noninterest expense was $85.3 million, compared with $89.4 million in 2007’s comparable period.

Third quarter 2008 noninterest expense increased approximately $0.4 million from the second quarter of 2008, and declined approximately $0.4 million from the third quarter of 2007. Second quarter 2008 non interest expense included a $1.3 million reduction in the liability for retiree medical benefits. Excluding this reduction, third quarter 2008 noninterest expense declined approximately $0.9 million from 2008’s second quarter, primarily due to lower salaries, benefits, professional fees, and travel costs, offset by increases in marketing costs. The slight decline from 2007’s third quarter was primarily due to decreases in salaries, benefits, data processing, and professional services, offset by increases in marketing costs.

Noninterest expense for the nine months ended September 30, 2008 declined $4.0 million from 2007’s comparable period. Year-to-date 2008 noninterest expense includes the previously mentioned $1.3 million reduction in the liability for retiree medical benefits. Excluding this reduction, year-to-date 2008 noninterest expense declined $2.7 million. The remainder of the year-to-date 2008 decline was primarily due to lower salaries, benefits, data processing, professional fees, and marketing costs.

INCOME TAXES
Income tax expense was $2.6 million and the effective tax rate was 31.18% for the third quarter of 2008, compared with income tax expense of $4.2 million and an effective tax rate of 33.46% for the third quarter of 2007. Income tax expense was $10.0 million and the effective tax rate was 32.46% for the nine months ended September 30, 2008, compared with income tax expense of $12.4 million and an effective tax rate of 33.14% for the nine-month period ending September 30, 2007.

LOANS
As previously discussed, late in the third quarter, First Financial securitized $58.5 million in residential mortgage loans into agency guaranteed mortgage-backed securities. The assets remain on the balance sheet, but are now accounted for as investment securities available-for-sale rather than residential real estate loans. This transaction had an immaterial impact on the average loan balances for the third quarter and year-to-date 2008.

Overall declines in certain period-end and average loans are a result of the company’s 2005 decision to shift away from certain consumer-based lending activities. As a result, the residential real estate and indirect installment loan portfolios have declined $234.2 million and $220.0 million, respectively.

Third Quarter 2008 versus Second Quarter 2008
▪	Average total loans increased $62.3 million, or 9.4% on an annualized basis.
▪	Average commercial, commercial real estate, and construction loans increased $77.8 million, or 17.9% on an annualized basis.

Third Quarter 2008 versus Third Quarter 2007
▪	Average total loans increased $133.5 million, or 5.2%.
▪	Average commercial, commercial real estate, and construction loans increased $221.8 million, or 14.0%.

Year-to-Date 2008 versus Year-to-Date 2007
▪	Average total loans increased $119.3 million, or 4.7%.
▪	Average commercial, commercial real estate, and construction loans increased $223.5 million, or 14.8%.

INVESTMENTS
During the second quarter of 2008, First Financial began to increase the size of its investment portfolio through the purchase of highly-rated agency pass-through mortgage-backed securities. Approximately $68.0 million of securities were added during the third quarter of 2008, bringing the total additions for the year to approximately $189.5 million. The investment portfolio as a percent of total assets remains low relative to peers. The company continues to review various portfolio strategies that may increase the size of its investment portfolio and its absolute level of earnings, while balancing capital and liquidity targets. Among other factors, the portfolio selection criteria avoids securities backed by sub-prime assets and also those containing assets that would give rise to material geographic concentrations. At September 30, 2008, First Financial held approximately 72.9% of its available-for-sale securities in mortgage related instruments, substantially all of which are held in highly rated agency pass-through residential mortgage instruments.

Securities available-for-sale were $492.6 million at September 30, 2008, compared with $307.9 million at September 30, 2007, and $421.7 million at June 30, 2008. The combined investment portfolio was 15.2% and 10.4% of total assets at September 30, 2008 and 2007, respectively, and 13.5% of total assets at June 30, 2008.

The company recorded as a component of equity, in accumulated other comprehensive income, an unrealized gain in the investment portfolio of approximately $0.5 million at September 30, 2008, compared with an unrealized loss of $0.9 million at June 30, 2008, and an unrealized loss of $1.3 million at September 30, 2007.

In the first quarter of 2008, First Financial adopted FASB Statement No. 159 (SFAS No. 159), “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” The company applied the fair value option to its equity securities of government sponsored entities (“GSE”), specifically 200,000 FHLMC perpetual preferred series V shares; and these shares are classified as trading assets. Third quarter 2008 financial results included a $3.4 million loss related to the company’s investment of these securities. As previously mentioned, this loss is a result of the decline in market value of the shares following the September 7, 2008 announcement by the U.S. Treasury, the Federal Reserve, and the FHFA, was placing FHLMC under conservatorship and would eliminate the dividends on its common and preferred stock. The fair value accounting treatment discussed above requires First Financial to recognize in its income statement both the market value increases and decreases in future periods.

DEPOSITS & FUNDING
Third Quarter 2008 versus Second Quarter 2008
▪	Average total deposits declined $12.7 million, or 1.8% on an annualized basis.
▪	Average noninterest-bearing deposits increased $8.3 million, or 8.3% on an annualized basis.
▪	Average transaction account balances increased $14.2 million, or 4.7% on an annualized basis.
▪	Average total interest-bearing deposits declined $20.9 million, or 3.5%, on an annualized basis.

Third Quarter 2008 versus Third Quarter 2007
▪	Average total deposits declined $53.8 million, or 1.9%.
▪	Average noninterest-bearing deposits increased $17.0 million, or 4.4%.
▪	Average transaction account balances increased $2.8 million, or 0.2%.
▪	Average total interest-bearing deposits declined $70.8 million, or 2.9%.

Year-to-Date 2008 versus Year-to-Date 2007
▪	Average total deposits declined $14.8 million, or 0.5%.
▪	Average noninterest-bearing deposits declined $5.3 million, or 1.3%.
▪	Average transaction account balances increased $22.4 million, or 1.9%.
▪	Average total interest-bearing deposits declined $9.5 million, or 0.4%.

Total deposit balances, both average and period-end, declined on a linked-quarter and year-over-year basis. Contributing significantly to this decline was a decrease in average total interest-bearing deposits primarily due to the planned runoff of public funds and wholesale deposits, which in the third quarter of 2008, declined by approximately $31.0 million from the third quarter of 2007.

For most of this year, First Financial has maintained a strategy of rational deposit pricing aimed at stabilizing the net interest margin in a very competitive landscape. The strategy has been successful as outflows of deposits have been replaced with less expensive wholesale instruments that were used to help fund asset generation.

Growth in average transaction accounts has continued, and at the end of the third quarter of 2008, the company instituted pricing initiatives designed to retain and grow retail deposits. Some of the new initiatives included extending CD offerings with maturities of one year and beyond, and offering rate-competitive core deposit products in an effort to more appropriately manage the company’s overall asset/liability position.

As a result of increasing the size of the investment portfolio over the past several quarters, continued strong loan demand, and the net deposit outflows recently experienced, First Financial executed $115 million of term debt instruments during the third quarter of 2008. Utilizing a combination of its funding sources from the pledging of investment securities and the Federal Home Loan Bank (FHLB), this funding has multiple maturities between two and three years, and a weighted average cost of 3.63%. This strategy was primarily executed to address increased industry-wide liquidity risk.

2008 Outlook
Updated full year 2008 performance expectations remain relatively unchanged. Average loan growth is expected to be in the low single-digits, while average total deposits are expected to experience a revised mid-single-digit decline in balances, with transaction deposits growing at a low single-digit rate, and time deposits declining at a faster pace. Total net interest income is expected to stabilize for the remainder of 2008, and the full-year net interest margin expectation remains between 3.67% and 3.75%. Previous expectations for margin recovery have been tempered by recent market rate declines. Full-year 2008 net charge-off levels are unchanged at an expected 30 and 40 basis points of average loans, though likely at the high end of this range. First Financial does expect modest noninterest income growth in selected areas, and little to no growth in noninterest expense. A material change in economic conditions would have an impact on the company’s expected 2008 performance. Please refer to the forward-looking statement found at the end of this release.

Conference Call & Webcast
As previously announced, a conference call and webcast to discuss First Financial’s third quarter and year-to-date 2008 financial and operational results will be held on Thursday, October 30, 2008, at 9:00 a.m. ET, with Claude E. Davis, President and Chief Executive Officer, and J. Franklin Hall, Executive Vice President and Chief Financial Officer. To access the conference call, dial 800-860-2442 (passcode not required). The webcast will be available at the Investor Relations section of First Financial’s website (www.bankatfirst.com). Participants should join the live conference call and webcast 5 to 10 minutes before its scheduled start. A replay of the call and webcast will be available approximately one hour after the live call has ended. To access the replay, dial 877-344-7529 (passcode 424 614).

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Form 10-Q filing dated June 30, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the ability of financial institutions to access sources of liquidity at a reasonable cost; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions; the effect of changes in accounting policies and practices; adverse changes in the securities markets; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K and other public documents filed with the SEC. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com and on the SEC's website at www.sec.gov.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.5 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through its 80 retail banking locations in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $1.9 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

	Three months ended,					Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2008	2008	2008	2007	2007	2008	2007

RESULTS OF OPERATIONS
Net interest income	$29,410	$28,414	$28,249	$29,079	$29,417	$86,073	$89,421
Net income	$5,732	$7,808	$7,338	$10,701	$8,373	$20,878	$24,980
Net earnings per common share - basic	$0.15	$0.21	$0.20	$0.29	$0.22	$0.56	$0.64
Net earnings per common share - diluted	$0.15	$0.21	$0.20	$0.29	$0.22	$0.56	$0.64
Dividends declared per common share	$0.17	$0.17	$0.17	$0.17	$0.16	$0.51	$0.48

KEY FINANCIAL RATIOS
Return on average assets	0.66%	0.93%	0.89%	1.27%	1.00%	0.83%	1.01%
Return on average shareholders' equity	8.24%	11.26%	10.66%	15.37%	12.03%	10.05%	11.86%
Return on average tangible shareholders' equity	9.21%	12.57%	11.91%	17.17%	13.44%	11.23%	13.23%

Net interest margin	3.68%	3.72%	3.78%	3.79%	3.88%	3.72%	3.99%
Net interest margin (fully tax equivalent) (1)	3.73%	3.78%	3.85%	3.86%	3.95%	3.79%	4.07%

Average shareholders' equity to average assets	7.96%	8.29%	8.39%	8.27%	8.34%	8.21%	8.53%
Tier 1 Ratio (2)	9.80%	9.99%	10.20%	10.29%	10.18%	9.80%	10.18%
Total Capital Ratio (2)	10.89%	11.06%	11.31%	11.38%	11.27%	10.89%	11.27%
Leverage Ratio (2)	7.95%	8.21%	8.32%	8.26%	8.21%	7.95%	8.21%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,709,629	$2,648,327	$2,596,483	$2,588,985	$2,576,308	$2,651,692	$2,532,715
Investment securities	467,524	422,463	343,553	350,346	349,686	411,967	360,316
Other earning assets	3,137	4,095	65,799	106,922	81,669	24,266	103,236
Total earning assets	$3,180,290	$3,074,885	$3,005,835	$3,046,253	$3,007,663	$3,087,925	$2,996,267
Total assets	$3,476,648	$3,361,649	$3,298,663	$3,338,828	$3,309,800	$3,379,343	$3,300,339
Noninterest-bearing deposits	$402,604	$394,352	$379,240	$399,304	$385,653	$392,104	$397,451
Interest-bearing deposits	2,380,037	2,400,940	2,453,028	2,461,464	2,450,830	2,411,221	2,420,715
Total deposits	$2,782,641	$2,795,292	$2,832,268	$2,860,768	$2,836,483	$2,803,325	$2,818,166
Borrowings	$394,708	$256,409	$157,899	$177,876	$176,528	$270,128	$178,519
Shareholders' equity	$276,594	$278,803	$276,815	$276,269	$276,183	$277,401	$281,625

CREDIT QUALITY RATIOS
Allowance to ending loans	1.14%	1.11%	1.14%	1.12%	1.12%	1.14%	1.12%
Allowance to nonaccrual loans	219.47%	199.70%	202.29%	205.89%	221.70%	219.47%	221.70%
Allowance to nonperforming loans	216.22%	192.50%	194.83%	197.94%	212.42%	216.22%	212.42%
Nonperforming loans to total loans	0.53%	0.57%	0.58%	0.56%	0.53%	0.53%	0.53%
Nonperforming assets to ending loans, plus OREO	0.70%	0.71%	0.67%	0.67%	0.65%	0.70%	0.65%
Nonperforming assets to total assets	0.53%	0.55%	0.53%	0.51%	0.51%	0.53%	0.51%
Net charge-offs to average loans (annualized)	0.36%	0.40%	0.40%	0.26%	0.23%	0.39%	0.23%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2) September 30, 2008 regulatory capital ratios are preliminary.

(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	Three months ended,			Nine months ended,
	Sep. 30,			Sep. 30,
	2008	2007	% Change	2008	2007	% Change
Interest income
Loans, including fees	$39,754	$46,606	(14.7)%	$122,121	$136,961	(10.8)%
Investment securities
Taxable	5,349	3,667	45.9%	13,257	11,320	17.1%
Tax-exempt	631	863	(26.9)%	2,214	2,683	(17.5)%
Total investment securities interest	5,980	4,530	32.0%	15,471	14,003	10.5%
Federal funds sold	22	1,048	(97.9)%	627	4,045	(84.5)%
Total interest income	45,756	52,184	(12.3)%	138,219	155,009	(10.8)%

Interest expense
Deposits	13,608	20,528	(33.7)%	45,982	58,946	(22.0)%
Short-term borrowings	1,720	1,041	65.2%	3,642	3,021	20.6%
Long-term borrowings	707	532	32.9%	1,497	1,633	(8.3)%
Subordinated debentures and capital securities	311	666	(53.3)%	1,025	1,988	(48.4)%
Total interest expense	16,346	22,767	(28.2)%	52,146	65,588	(20.5)%
Net interest income	29,410	29,417	(0.0)%	86,073	89,421	(3.7)%
Provision for loan and lease losses	3,219	2,558	25.8%	8,935	6,012	48.6%
Net interest income after provision for loan and lease losses	26,191	26,859	(2.5)%	77,138	83,409	(7.5)%

Noninterest income
Service charges on deposit accounts	5,348	5,396	(0.9)%	14,906	15,436	(3.4)%
Trust and wealth management fees	4,390	4,721	(7.0)%	13,666	13,407	1.9%
Bankcard income	1,405	1,422	(1.2)%	4,196	4,086	2.7%
Net gains from sales of loans	376	203	85.2%	783	549	42.6%
Gain on sale of mortgage servicing rights	0	0	N/M	0	1,061	(100.0)%
Gains on sales of investment securities	0	367	(100.0)%	1,585	367	331.9%
(Loss) income on preferred securities	(3,400)	0	N/M	(3,601)	0	N/M
Other	2,359	2,341	0.8%	7,566	8,420	(10.1)%
Total noninterest income	10,478	14,450	(27.5)%	39,101	43,326	(9.8)%

Noninterest expenses
Salaries and employee benefits	16,879	17,288	(2.4)%	49,847	53,383	(6.6)%
Net occupancy	2,538	2,728	(7.0)%	8,000	8,019	(0.2)%
Furniture and equipment	1,690	1,684	0.4%	4,960	5,019	(1.2)%
Data processing	791	1,010	(21.7)%	2,398	2,673	(10.3)%
Marketing	622	407	52.8%	1,613	1,918	(15.9)%
Communication	601	664	(9.5)%	2,155	2,327	(7.4)%
Professional services	729	964	(24.4)%	2,551	3,033	(15.9)%
Other	4,490	3,980	12.8%	13,805	13,003	6.2%
Total noninterest expenses	28,340	28,725	(1.3)%	85,329	89,375	(4.5)%
Income before income taxes	8,329	12,584	(33.8)%	30,910	37,360	(17.3)%
Income tax expense	2,597	4,211	(38.3)%	10,032	12,380	(19.0)%
Net income	$5,732	$8,373	(31.5)%	$20,878	$24,980	(16.4)%

ADDITIONAL DATA
Net earnings per common share - basic	$0.15	$0.22		$0.56	$0.64
Net earnings per common share - diluted	$0.15	$0.22		$0.56	$0.64
Dividends declared per common share	$0.17	$0.16		$0.51	$0.48
Book value per common share	$7.40	$7.26		$7.40	$7.26

Return on average assets	0.66%	1.00%		0.83%	1.01%
Return on average shareholders' equity	8.24%	12.03%		10.05%	11.86%

Interest income	$45,756	$52,184	(12.3)%	$138,219	$155,009	(10.8)%
Tax equivalent adjustment	424	564	(24.8)%	1,448	1,720	(15.8)%
Interest income - tax equivalent	46,180	52,748	(12.5)%	139,667	156,729	(10.9)%
Interest expense	16,346	22,767	(28.2)%	52,146	65,588	(20.5)%
Net interest income - tax equivalent	$29,834	$29,981	(0.5)%	$87,521	$91,141	(4.0)%

Net interest margin	3.68%	3.88%		3.72%	3.99%
Net interest margin (fully tax equivalent) (1)	3.73%	3.95%		3.79%	4.07%

Full-time equivalent employees	1,052	1,078		1,052	1,078

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	2008
	Third	Second	First		% Change
	Quarter	Quarter	Quarter	Year-to-Date	Linked Qtr.
Interest income
Loans, including fees	$39,754	$39,646	$42,721	$122,121	0.3%
Investment securities
Taxable	5,349	4,387	3,521	13,257	21.9%
Tax-exempt	631	792	791	2,214	(20.3)%
Total investment securities interest	5,980	5,179	4,312	15,471	15.5%
Federal funds sold	22	40	565	627	(45.0)%
Total interest income	45,756	44,865	47,598	138,219	2.0%

Interest expense
Deposits	13,608	14,635	17,739	45,982	(7.0)%
Short-term borrowings	1,720	1,130	792	3,642	52.2%
Long-term borrowings	707	384	406	1,497	84.1%
Subordinated debentures and capital securities	311	302	412	1,025	3.0%
Total interest expense	16,346	16,451	19,349	52,146	(0.6)%
Net interest income	29,410	28,414	28,249	86,073	3.5%
Provision for loan and lease losses	3,219	2,493	3,223	8,935	29.1%
Net interest income after provision for loan and lease losses	26,191	25,921	25,026	77,138	1.0%

Noninterest income
Service charges on deposit accounts	5,348	4,951	4,607	14,906	8.0%
Trust and wealth management fees	4,390	4,654	4,622	13,666	(5.7)%
Bankcard income	1,405	1,493	1,298	4,196	(5.9)%
Net gains from sales of loans	376	188	219	783	100.0%
Gains on sales of investment securities	0	0	1,585	1,585	N/M
(Loss) income on preferred securities	(3,400)	(221)	20	(3,601)	1438.5%
Other	2,359	2,683	2,524	7,566	(12.1)%
Total noninterest income	10,478	13,748	14,875	39,101	(23.8)%

Noninterest expenses
Salaries and employee benefits	16,879	15,895	17,073	49,847	6.2%
Net occupancy	2,538	2,510	2,952	8,000	1.1%
Furniture and equipment	1,690	1,617	1,653	4,960	4.5%
Data processing	791	814	793	2,398	(2.8)%
Marketing	622	474	517	1,613	31.2%
Communication	601	749	805	2,155	(19.8)%
Professional services	729	1,061	761	2,551	(31.3)%
Other	4,490	4,849	4,466	13,805	(7.4)%
Total noninterest expenses	28,340	27,969	29,020	85,329	1.3%
Income before income taxes	8,329	11,700	10,881	30,910	(28.8)%
Income tax expense	2,597	3,892	3,543	10,032	(33.3)%
Net income	$5,732	$7,808	$7,338	$20,878	(26.6)%

ADDITIONAL DATA
Net earnings per common share - basic	$0.15	$0.21	$0.20	$0.56
Net earnings per common share - diluted	$0.15	$0.21	$0.20	$0.56
Dividends declared per common share	$0.17	$0.17	$0.17	$0.51
Book value per common share	$7.40	$7.34	$7.41	$7.40

Return on average assets	0.66%	0.93%	0.89%	0.83%
Return on average shareholders’ equity	8.24%	11.26%	10.66%	10.05%

Interest income	$45,756	$44,865	$47,598	$138,219	2.0%
Tax equivalent adjustment	424	510	514	1,448	(16.9)%
Interest income - tax equivalent	46,180	45,375	48,112	139,667	1.8%
Interest expense	16,346	16,451	19,349	52,146	(0.6)%
Net interest income - tax equivalent	$29,834	$28,924	$28,763	$87,521	3.1%

Net interest margin	3.68%	3.72%	3.78%	3.72%
Net interest margin (fully tax equivalent) (1)	3.73%	3.78%	3.85%	3.79%

Full-time equivalent employees	1,052	1,058	1,056	1,052

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	2007
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$45,709	$46,606	$45,291	$45,064	$182,670
Investment securities
Taxable	3,641	3,667	3,762	3,891	14,961
Tax-exempt	859	863	911	909	3,542
Total investment securities interest	4,500	4,530	4,673	4,800	18,503
Federal funds sold	1,224	1,048	1,241	1,756	5,269
Total interest income	51,433	52,184	51,205	51,620	206,442

Interest expense
Deposits	20,238	20,528	19,409	19,009	79,184
Short-term borrowings	1,211	1,041	984	996	4,232
Long-term borrowings	466	532	542	559	2,099
Subordinated debentures and capital securities	439	666	669	653	2,427
Total interest expense	22,354	22,767	21,604	21,217	87,942
Net interest income	29,079	29,417	29,601	30,403	118,500
Provision for loan and lease losses	1,640	2,558	2,098	1,356	7,652
Net interest income after provision for loan and lease losses	27,439	26,859	27,503	29,047	110,848

Noninterest income
Service charges on deposit accounts	5,330	5,396	5,296	4,744	20,766
Trust and wealth management fees	4,989	4,721	4,526	4,160	18,396
Bankcard income	1,165	1,422	1,424	1,240	5,251
Net gains from sales of loans	295	203	184	162	844
Gain on sale of merchant payment processing portfolio	5,501	0	0	0	5,501
Gain on sale of mortgage servicing rights	0	0	0	1,061	1,061
Gains on sales of investment securities	0	367	0	0	367
Other	2,982	2,341	2,702	3,377	11,402
Total noninterest income	20,262	14,450	14,132	14,744	63,588

Noninterest expenses
Salaries and employee benefits	16,508	17,288	17,134	18,961	69,891
Pension settlement charges	2,222	0	0	0	2,222
Net occupancy	2,842	2,728	2,484	2,807	10,861
Furniture and equipment	1,742	1,684	1,708	1,627	6,761
Data processing	825	1,010	818	845	3,498
Marketing	523	407	642	869	2,441
Communication	903	664	798	865	3,230
Professional services	1,109	964	1,063	1,006	4,142
Other	4,698	3,980	4,793	4,230	17,701
Total noninterest expenses	31,372	28,725	29,440	31,210	120,747
Income before income taxes	16,329	12,584	12,195	12,581	53,689
Income tax expense	5,628	4,211	4,023	4,146	18,008
Net income	$10,701	$8,373	$8,172	$8,435	$35,681

ADDITIONAL DATA
Net earnings per common share - basic	$0.29	$0.22	$0.21	$0.22	$0.93
Net earnings per common share - diluted	$0.29	$0.22	$0.21	$0.22	$0.93
Dividends declared per common share	$0.17	$0.16	$0.16	$0.16	$0.65
Book value per common share	$7.40	$7.26	$7.18	$7.29	$7.40

Return on average assets	1.27%	1.00%	1.00%	1.04%	1.08%
Return on average shareholders' equity	15.37%	12.03%	11.61%	11.94%	12.73%

Interest income	$51,433	$52,184	$51,205	$51,620	$206,442
Tax equivalent adjustment	561	564	580	576	2,281
Interest income - tax equivalent	51,994	52,748	51,785	52,196	208,723
Interest expense	22,354	22,767	21,604	21,217	87,942
Net interest income - tax equivalent	$29,640	$29,981	$30,181	$30,979	$120,781

Net interest margin	3.79%	3.88%	3.97%	4.12%	3.94%
Net interest margin (fully tax equivalent) (1)	3.86%	3.95%	4.05%	4.20%	4.01%

Full-time equivalent employees	1,057	1,078	1,158	1,166	1,057

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	% Change	% Change
	2008	2008	2008	2007	2007	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$90,341	$106,248	$102,246	$106,224	$92,414	(15.0)%	(2.2)%
Federal funds sold	0	4,005	2,943	106,990	71,700	(100.0)%	(100.0)%
Investment securities trading	198	3,598	3,820	0	0	(94.5)%	N/M
Investment securities available-for-sale	492,554	421,697	345,145	306,928	307,908	16.8%	60.0%
Investment securities held-to-maturity	5,037	5,316	5,414	5,639	5,467	(5.2)%	(7.9)%
Other investments	34,976	34,632	34,293	33,969	33,969	1.0%	3.0%
Loans held for sale	2,437	2,228	4,108	1,515	5,763	9.4%	(57.7)%
Loans
Commercial	819,430	814,779	789,922	785,143	774,059	0.6%	5.9%
Real estate - construction	203,809	186,178	172,737	151,432	155,495	9.5%	31.1%
Real estate - commercial	814,578	769,555	726,397	706,409	684,931	5.9%	18.9%
Real estate - residential	424,902	499,002	519,790	539,332	556,255	(14.8)%	(23.6)%
Installment	106,456	115,575	126,623	138,895	149,881	(7.9)%	(29.0)%
Home equity	276,943	263,063	254,200	250,888	245,853	5.3%	12.6%
Credit card	27,047	26,399	25,528	26,610	24,904	2.5%	8.6%
Lease financing	92	111	258	378	500	(17.1)%	(81.6)%
Total loans	2,673,257	2,674,662	2,615,455	2,599,087	2,591,878	(0.1)%	3.1%
Less
Allowance for loan and lease losses	30,353	29,580	29,718	29,057	29,136	2.6%	4.2%
Net loans	2,642,904	2,645,082	2,585,737	2,570,030	2,562,742	(0.1)%	3.1%
Premises and equipment	81,989	79,380	78,585	78,994	78,214	3.3%	4.8%
Goodwill	28,261	28,261	28,261	28,261	28,261	0.0%	0.0%
Other intangibles	872	641	659	698	828	36.0%	5.3%
Accrued interest and other assets	132,107	128,874	132,054	130,068	141,890	2.5%	(6.9)%
Total Assets	$3,511,676	$3,459,962	$3,323,265	$3,369,316	$3,329,156	1.5%	5.5%

LIABILITIES
Deposits
Interest-bearing	$580,417	$575,236	$610,154	$603,870	$611,764	0.9%	(5.1)%
Savings	608,438	615,613	617,059	596,636	595,664	(1.2)%	2.1%
Time	1,118,511	1,167,024	1,206,750	1,227,954	1,253,383	(4.2)%	(10.8)%
Total interest-bearing deposits	2,307,366	2,357,873	2,433,963	2,428,460	2,460,811	(2.1)%	(6.2)%
Noninterest-bearing	404,315	419,045	405,015	465,731	389,070	(3.5)%	3.9%
Total deposits	2,711,681	2,776,918	2,838,978	2,894,191	2,849,881	(2.3)%	(4.8)%
Short-term borrowings
Federal funds purchased and securities sold
under agreements to repurchase	45,495	25,932	27,320	26,289	26,749	75.4%	70.1%
Federal Home Loan Bank	215,000	237,900	6,500	0	0	(9.6)%	N/M
Other	53,000	54,000	53,000	72,000	74,500	(1.9)%	(28.9)%
Total short-term borrowings	313,495	317,832	86,820	98,289	101,249	(1.4)%	209.6%
Long-term debt	152,568	41,263	42,380	45,896	55,317	269.7%	175.8%
Other long-term debt	20,620	20,620	20,620	20,620	20,620	0.0%	0.0%
Accrued interest and other liabilities	36,092	28,039	56,698	33,737	30,386	28.7%	18.8%
Total Liabilities	3,234,456	3,184,672	3,045,496	3,092,733	3,057,453	1.6%	5.8%

SHAREHOLDERS' EQUITY
Common stock	391,249	390,545	389,986	391,962	391,355	0.2%	(0.0)%
Retained earnings	80,632	81,263	79,818	82,093	77,745	(0.8)%	3.7%
Accumulated other comprehensive loss	(6,285)	(8,236)	(3,800)	(7,127)	(7,569)	(23.7)%	(17.0)%
Treasury stock, at cost	(188,376)	(188,282)	(188,235)	(190,345)	(189,828)	0.0%	(0.8)%
Total Shareholders' Equity	277,220	275,290	277,769	276,583	271,703	0.7%	2.0%
Total Liabilities and Shareholders' Equity	$3,511,676	$3,459,962	$3,323,265	$3,369,316	$3,329,156	1.5%	5.5%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2008	2008	2008	2007	2007	2008	2007
ASSETS
Cash and due from banks	$89,498	$81,329	$86,879	$84,771	$85,576	$85,915	$91,468
Federal funds sold	3,137	4,095	65,799	106,922	81,669	24,266	103,236
Investment securities	467,524	422,463	345,303	350,346	349,686	411,967	360,316
Loans held for sale	2,080	3,034	3,122	3,689	2,245	2,743	3,050
Loans
Commercial	819,199	805,122	781,358	776,286	766,028	801,956	726,753
Real estate - construction	192,731	179,078	162,008	154,208	139,291	177,993	119,446
Real estate - commercial	797,143	747,077	708,779	693,038	681,920	751,168	661,394
Real estate - residential	490,089	508,837	530,567	542,204	566,618	509,759	591,923
Installment	110,933	121,000	132,876	145,787	155,478	121,564	171,750
Home equity	270,659	257,954	251,706	248,071	239,585	260,145	233,598
Credit card	26,692	26,043	25,745	25,271	24,586	26,162	24,116
Lease financing	103	182	322	431	557	202	685
Total loans	2,707,549	2,645,293	2,593,361	2,585,296	2,574,063	2,648,949	2,529,665
Less
Allowance for loan and lease losses	29,739	29,248	28,860	29,503	28,278	29,284	27,845
Net loans	2,677,810	2,616,045	2,564,501	2,555,793	2,545,785	2,619,665	2,501,820
Premises and equipment	81,000	78,933	78,969	78,992	79,102	79,639	79,468
Goodwill	28,261	28,261	28,261	28,261	28,261	28,261	28,261
Other intangibles	639	652	680	749	915	657	2,475
Accrued interest and other assets	126,699	126,837	125,149	129,305	136,561	126,230	130,245
Total Assets	$3,476,648	$3,361,649	$3,298,663	$3,338,828	$3,309,800	$3,379,343	$3,300,339

LIABILITIES
Deposits
Interest-bearing	$609,992	$590,464	$623,206	$607,009	$632,890	$607,895	$628,536
Savings	611,713	617,029	610,449	604,063	586,065	613,059	569,991
Time	1,158,332	1,193,447	1,219,373	1,250,392	1,231,875	1,190,267	1,222,188
Total interest-bearing deposits	2,380,037	2,400,940	2,453,028	2,461,464	2,450,830	2,411,221	2,420,715
Noninterest-bearing	402,604	394,352	379,240	399,304	385,653	392,104	397,451
Total deposits	2,782,641	2,795,292	2,832,268	2,860,768	2,836,483	2,803,325	2,818,166
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	36,476	25,771	26,261	28,952	29,385	29,528	36,625
Federal Home Loan Bank	206,741	114,654	614	0	0	107,699	0
Other	53,836	53,758	66,154	77,772	58,914	57,901	51,361
Total short-term borrowings	297,053	194,183	93,029	106,724	88,299	195,128	87,986
Long-term debt	77,035	41,606	44,250	50,532	57,860	54,380	59,792
Other long-term debt	20,620	20,620	20,620	20,620	30,369	20,620	30,741
Total borrowed funds	394,708	256,409	157,899	177,876	176,528	270,128	178,519
Accrued interest and other liabilities	22,705	31,145	31,681	23,915	20,606	28,489	22,029
Total Liabilities	3,200,054	3,082,846	3,021,848	3,062,559	3,033,617	3,101,942	3,018,714

SHAREHOLDERS' EQUITY
Common stock	390,861	390,237	391,079	391,606	390,898	390,726	391,773
Retained earnings	82,636	81,045	79,951	81,615	77,428	81,216	75,335
Accumulated other comprehensive loss	(8,594)	(4,211)	(4,977)	(6,670)	(15,097)	(5,937)	(14,192)
Treasury stock, at cost	(188,309)	(188,268)	(189,238)	(190,282)	(177,046)	(188,604)	(171,291)
Total Shareholders' Equity	276,594	278,803	276,815	276,269	276,183	277,401	281,625
Total Liabilities and Shareholders' Equity	$3,476,648	$3,361,649	$3,298,663	$3,338,828	$3,309,800	$3,379,343	$3,300,339

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Sep. 30, 2008		Jun. 30, 2008		Sep. 30, 2007		Sep. 30, 2008		Sep. 30, 2007
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$467,524	5.09%	$422,463	4.93%	$349,686	5.14%	$411,967	5.02%	$360,316	5.20%
Interest-bearing deposits with other banks
Federal funds sold	3,137	2.79%	4,095	3.93%	81,669	5.09%	24,266	3.45%	103,236	5.24%
Gross loans (2)	2,709,629	5.84%	2,648,327	6.02%	2,576,308	7.18%	2,651,692	6.15%	2,532,715	7.23%
Total earning assets	3,180,290	5.72%	3,074,885	5.87%	3,007,663	6.88%	3,087,925	5.98%	2,996,267	6.92%

Nonearning assets
Allowance for loan and lease losses	(29,739)		(29,248)		(28,278)		(29,284)		(27,845)
Cash and due from banks	89,498		81,329		85,576		85,915		91,468
Accrued interest and other assets	236,599		234,683		244,839		234,787		240,449
Total assets	$3,476,648		$3,361,649		$3,309,800		$3,379,343		$3,300,339

Interest-bearing liabilities
Total interest-bearing deposits	$2,380,037	2.27%	$2,400,940	2.45%	$2,450,830	3.32%	$2,411,221	2.55%	$2,420,715	3.26%
Borrowed funds
Short-term borrowings	297,053	2.30%	194,183	2.34%	88,299	4.68%	195,128	2.49%	87,986	4.59%
Long-term debt	77,035	3.65%	41,606	3.71%	57,860	3.65%	54,380	3.68%	59,792	3.65%
Other long-term debt	20,620	6.00%	20,620	5.89%	30,369	8.70%	20,620	6.64%	30,741	8.65%
Total borrowed funds	394,708	2.76%	256,409	2.85%	176,528	5.03%	270,128	3.05%	178,519	4.97%
Total interest-bearing liabilities	2,774,745	2.34%	2,657,349	2.49%	2,627,358	3.44%	2,681,349	2.60%	2,599,234	3.37%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	402,604		394,352		385,653		392,104		397,451
Other liabilities	22,705		31,145		20,606		28,489		22,029
Shareholders' equity	276,594		278,803		276,183		277,401		281,625
Total liabilities & shareholders' equity	$3,476,648		$3,361,649		$3,309,800		$3,379,343		$3,300,339

Net interest income (1)	$29,410		$28,414		$29,417		$86,073		$89,421
Net interest spread (1)		3.38%		3.38%		3.44%		3.38%		3.55%
Net interest margin (1)		3.68%		3.72%		3.88%		3.72%		3.99%

(1) Not tax equivalent.
(2) Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$166	$635	$801	$(57)	$1,507	$1,450	(472)	$1,940	$1,468
Federal funds sold	(12)	(6)	(18)	(475)	(551)	(1,026)	(1,378)	(2,040)	(3,418)
Gross loans (2)	(1,214)	1,322	108	(8,808)	1,956	(6,852)	(20,319)	5,479	(14,840)
Total earning assets	(1,060)	1,951	891	(9,340)	2,912	(6,428)	(22,169)	5,379	(16,790)

Interest-bearing liabilities
Total interest-bearing deposits	$(1,057)	$30	$(1,027)	$(6,515)	$(405)	$(6,920)	$(12,783)	$(181)	$(12,964)
Borrowed funds
Short-term borrowings	(18)	608	590	(530)	1,209	679	(1,379)	2,000	621
Long-term debt	(6)	329	323	(1)	176	175	13	(149)	(136)
Other long-term debt	6	3	9	(208)	(147)	(355)	(460)	(503)	(963)
Total borrowed funds	(18)	940	922	(739)	1,238	499	(1,826)	1,348	(478)
Total interest-bearing liabilities	(1,075)	970	(105)	(7,254)	833	(6,421)	(14,609)	1,167	(13,442)

Net interest income (1)	$15	$981	$996	$(2,086)	$2,079	$(7)	$(7,560)	$4,212	$(3,348)
Net interest spread (1)
Net interest margin (1)

(1) Not tax equivalent.
(2) Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY

(Dollars in thousands)
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2008	2008	2008	2007	2007

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$29,580	$29,718	$29,057	$29,136	$28,060
Provision for loan and lease losses	3,219	2,493	3,223	1,640	2,558
Gross charge-offs Commercial	1,568	946	545	1,433	1,008
Real estate - commercial	48	589	806	465	76
Real estate - residential	335	227	39	33	49
Installment	424	482	564	522	471
Home equity	135	525	651	285	189
All other	426	426	498	304	304
Total gross charge-offs	2,936	3,195	3,103	3,042	2,097
Recoveries
Commercial	179	166	144	342	145
Real estate - commercial	37	19	3	632	124
Real estate - residential	4	5	11	3	25
Installment	225	246	315	242	263
Home equity	0	30	0	19	12
All other	45	98	68	85	46
Total recoveries	490	564	541	1,323	615
Total net charge-offs	2,446	2,631	2,562	1,719	1,482
Ending allowance for loan and lease losses	$30,353	$29,580	$29,718	$29,057	$29,136

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.67%	0.39%	0.21%	0.56%	0.45%
Real estate - commercial	0.01%	0.31%	0.46%	(0.10)%	(0.03)%
Real estate - residential	0.27%	0.18%	0.02%	0.02%	0.02%
Installment	0.71%	0.78%	0.75%	0.76%	0.53%
Home equity	0.20%	0.77%	1.04%	0.43%	0.29%
All other	0.69%	0.64%	0.92%	0.48%	0.62%
Total net charge-offs	0.36%	0.40%	0.40%	0.26%	0.23%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$5,194	$5,447	$3,952	$2,677	$3,782
Real estate - commercial	3,361	3,592	4,415	5,965	5,343
Real estate - residential	3,742	4,461	4,529	3,063	2,147
Installment	417	438	544	734	745
Home equity	1,084	866	1,221	1,662	1,117
All other	32	8	30	12	8
Total nonaccrual loans	13,830	14,812	14,691	14,113	13,142
Restructured loans	208	554	562	567	574
Total nonperforming loans	14,038	15,366	15,253	14,680	13,716
Other real estate owned (OREO)	4,610	3,763	2,368	2,636	3,124
Total nonperforming assets	18,648	19,129	17,621	17,316	16,840
Accruing loans past due 90 days or more	241	245	372	313	222
Total underperforming assets	$18,889	$19,374	$17,993	$17,629	$17,062
Total classified assets	$58,284	$54,511	$55,302	$49,372	$53,997

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	219.47%	199.70%	202.29%	205.89%	221.70%
Nonperforming loans	216.22%	192.50%	194.83%	197.94%	212.42%
Total ending loans	1.14%	1.11%	1.14%	1.12%	1.12%
Nonperforming loans to total loans	0.53%	0.57%	0.58%	0.56%	0.53%
Nonperforming assets to
Ending loans, plus OREO	0.70%	0.71%	0.67%	0.67%	0.65%
Total assets	0.53%	0.55%	0.53%	0.51%	0.51%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands)
(Unaudited)

						Nine months ended,
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2008	2008	2008	2007	2007	2008	2007
PER COMMON SHARE
Market Price
High	$14.80	$13.88	$13.81	$13.89	$15.12	$14.80	$16.76
Low	$8.10	$9.20	$10.19	$10.12	$10.76	$8.10	$10.76
Close	$14.60	$9.20	$13.45	$11.40	$12.78	$14.60	$12.78

Average shares outstanding - basic	37,132,864	37,114,451	37,066,754	37,370,618	38,383,228	37,104,793	38,820,545
Average shares outstanding - diluted	37,504,231	37,524,789	37,431,918	37,370,650	38,383,228	37,487,037	38,825,940
Ending shares outstanding	37,476,607	37,483,384	37,488,229	37,367,808	37,405,433	37,476,607	37,405,433

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$274,513	$274,372	$272,614	$274,046	$269,961	$274,513	$269,961
Tier 1 Ratio	9.80%	9.99%	10.20%	10.29%	10.18%	9.80%	10.18%
Total Capital	$304,866	$303,952	$302,332	$303,103	$299,097	$304,866	$299,097
Total Capital Ratio	10.89%	11.06%	11.31%	11.38%	11.27%	10.89%	11.27%
Total Capital in excess of minimum requirement	$80,806	$84,147	$88,553	$90,062	$86,857	$80,806	$86,857
Total Risk-Adjusted Assets	$2,800,753	$2,747,559	$2,672,242	$2,663,007	$2,652,999	$2,800,753	$2,652,999
Leverage Ratio	7.95%	8.21%	8.32%	8.26%	8.21%	7.95%	8.21%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending assets	7.89%	7.96%	8.36%	8.21%	8.16%	7.89%	8.16%
Ending tangible shareholders' equity to ending tangible assets	7.13%	7.18%	7.55%	7.41%	7.35%	7.13%	7.35%
Average shareholders' equity to average assets	7.96%	8.29%	8.39%	8.27%	8.34%	8.21%	8.53%
Average tangible shareholders' equity to average tangible assets	7.18%	7.50%	7.58%	7.47%	7.53%	7.41%	7.72%

REPURCHASE PROGRAM (1)
Shares repurchased	0	0	0	34,300	1,469,700	0	1,965,700
Average share repurchase price	$0.00	$0.00	$0.00	$13.52	$13.00	$0.00	$13.65
Total cost of shares repurchased	$0	$0	$0	$464	$19,105	$0	$26,834

(1) Represents share repurchases as part of publicly announced plans.